Exhibit 99.1

             Golden Enterprises, Inc. Announces Earnings

    BIRMINGHAM, Ala.--(BUSINESS WIRE)--Dec. 29, 2003--Golden Enterprises, Inc.'s (Nasdaq:GLDC) basic and diluted (loss) per share for the three months ended November 30, 2003 were ($.03) compared to ($.03) last year on net sales of $23,296,981 versus $23,424,863. Gross margins for the three months ended were $11,064,849 versus $10,727,863. Golden Enterprises, Inc. continues to show improvement in manufacturing margins despite the decline in net sales.
    For the six months ended November 30, 2003, basic and diluted
(loss) per share were ($.01) compared to ($.03) last year, and total net sales were $47,877,759 this year compared to $48,228,286 last year. Golden Enterprises, Inc.'s employee medical costs for the six months ended November 30, 2003, increased 20% or $.03 after tax.
    The following is a summary of net sales and income information for the three months and six months ended November 30, 2003 and 2002.


                      Three Months Ended         Six Months Ended
                         November 30,               November 30,
                   ------------------------  ------------------------
                      2003         2002         2003         2002
                   -----------  -----------  -----------  -----------
Net Sales          $23,296,981  $23,424,863  $47,877,759  $48,228,286

Income (Loss)
 before income
 taxes               ($517,881)   ($618,382)   ($105,317)   ($676,241)
Income taxes          (198,766)    (236,853)     (45,147)    (261,031)
                   -----------  -----------  -----------  -----------
Net income (Loss)    ($319,115)   ($381,529)    ($60,170)   ($415,210)

Basic and diluted
 earnings (Loss)
 per share              ($0.03)      ($0.03)      ($0.01)      ($0.03)
                   ===========  ===========  ===========  ===========

Basic weighted
 shares outstanding 11,883,305   11,883,305   11,883,305   11,883,305
                   ===========  ===========  ===========  ===========

Diluted weighted
 shares outstanding 11,883,305   11,898,986   11,883,305   11,903,759
                   ===========  ===========  ===========  ===========


    This News Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those forward-looking statements. Factors that may cause actual results to differ materially include price competition, industry consolidation, raw material costs and effectiveness of sales and marketing activities, as described in the Company's filings with the Securities and Exchange Commission.


    CONTACT: Golden Enterprises Inc., Birmingham
             John Shannon, 205/933-9300